EXHIBIT 99.1

AdStar Company Contact: Jeff Baudo, 310-577-8255, jbaudo@adstar.com
AdStar Media Contact: Kevin Wilson, 513-885-5520, kwilson@kevinwilsonpr.com

FOR IMMEDIATE RELEASE

AdStar Announces Operating Results for 2004

Gross Profit Margin More Than Doubles to 54 Percent of Revenues

MARINA DEL REY, Calif. – March 31, 2005 – AdStar, Inc. (Nasdaq: ADST), a leading provider of e-commerce transaction software and services for the advertising and publishing industries, today reported its operating results for the fourth quarter and year ended December 31, 2004.

For the year 2004, AdStar reported a 74 percent increase in net revenues to $4.9 million, compared with net revenues of $2.8 million in 2003. The increase was primarily comprised of an increase of $1.2 million, or 109 percent, in licensing and software revenues, and an increase of $702,000, or 254 percent, in customization and other revenues. The increase in licensing and software revenues was primarily due to the inclusion of a full year’s revenues from the EdgCapture and EdgFlow products that were acquired in October 2003.

The company also reported an increase of 15 percent in ASP net revenues to $1.69 million for the year ended December 31, 2004, compared with 2003 ASP net revenues of $1.47 million. The increase reflects growth in business from existing customers and the addition of two new ASP customers. Gross profits for the year increased 305 percent to $2.65 million, versus $654,000 in 2003, with gross profit margin expanding to 54 percent of revenues, compared with 23 percent in 2003. For the year ended December 31, 2004, including charges related to beneficial interest and amortization of financing fees on a convertible note, the company reported a net loss of $3.6 million, or $0.26 per share, compared with a net loss of $2.8 million, or $0.31 per share, in 2003.

“In 2004 we focused our e-commerce development efforts to support the newspaper industry’s growing interest in ‘reverse publishing’ – wherein online ads are upsold to print publications and print ads are upsold to online – as an effective means to generate incremental revenue,” stated Leslie Bernhard, president and chief executive officer of AdStar, Inc. “We also positioned our e-commerce platform, which is comprised of our complete technology infrastructure, as a ‘turn-key’ solution for publishers seeking to integrate the many and varied e-commerce opportunities available to the industry.

“We enhanced a growing number of publishers’ systems with our XML Gateway product and established significant partnerships that have already started to create new revenue opportunities with both current and potential customers. Our ability to bundle value-added services along with our end-to-end ad transaction and e-commerce solutions, is generating interest and enthusiasm from publishers across the country, reflecting a growing recognition of the potential of the Internet as a competitive tool and a new revenue source for newspapers. We will continue to expand the products and services we offer our customers by building on our proprietary software processes, marketing relationships and unique position within the industry.”

During 2004, AdStar advanced customization efforts for The Atlanta Journal-Constitution, and completed integration and customization projects for the Los Angeles Times and The Washington Post. The company also signed marketing and distribution agreements with several third-party web application providers, including CityXpress, which provides auction tools and ‘click-and-buy’ options for online advertisers.

“The AJC project, in which AdStar is to power classified Web order entry for the newspaper’s four online vertical classified advertising products (recruitment, real estate, automotive and merchandise), has generated considerable interest from other Cox-owned newspapers and establishes a model for the successful integration of print and online ad strategies,” added Bernhard. “We are confident that our expanding association with the country’s largest newspapers publishers, as well as our unique third-party partnerships, will continue to provide us opportunities to successfully compete in the marketplace.

“We entered 2005 with growing momentum, as evidenced by our recent announcement of one of the largest contracts in our company’s history. Media News Group, America’s seventh-largest newspaper company, has selected AdStar’s technology as the e-commerce platform for all 50 of its daily newspapers and is moving forward to implement its new online business initiative in a very timely manner. We believe that 2005 will be the year that other multi-property newspaper publishers recognize the contributions that e-commerce can bring to their top and bottom lines, and this bodes very well for AdStar. We are optimistic that our company will become cash flow positive and achieve profitability during the course of 2005 as we begin to realize the tremendous potential of our proprietary technology,” Bernhard concluded.

For the year, general and administrative expenses increased to $2.05 million from $1.34 million in 2003, a net increase of 52 percent. Product maintenance and development expenses increased 9 percent to $1.36 million (vs. $1.24 million), while selling and marketing expenses rose 72 percent to $1.3 million (vs. $750,000). AdStar also incurred expenses of $1.2 million in connection with the abandonment of four proposed acquisitions and related international expansion plans, and the company expensed costs related to three smaller acquisition targets that failed to meet AdStar’s due diligence requirements and/or rejected acquisition offers.

As of December 31, 2004, AdStar’s cash and cash equivalents approximated $1.1 million, compared with $2.1 million at the end of December 2003.

About AdStar, Inc.
AdStar, Inc. (Nasdaq: ADST) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services, as well as payment processing and content processing solutions that are provided through its Edgil Associates subsidiary, the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America’s bonafideclassifieds.com,

CareerBuilder, and a growing number of other online and print media companies. EdgCapture, Edgil’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is located in North Chelmsford, Mass. For additional information on AdStar, Inc., visit www.adstar.com.

Forward Looking Statements
This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company’s annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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AdStar, Inc. and Subsidiary
Consolidated Balance Sheet
As of December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$1,093,006
Accounts receivable, net of allowance for doubtful accounts of $72,000	584,652
Notes receivable from officers — current portion	8,022
Prepaid and other current assets	170,459

Total current assets	1,856,139
Notes receivable from officers, net of current portion	224,334
Property and equipment, net	142,423
Capitalized and purchased software, net	1,543,478
Intangible assets, net	1,395,285
Goodwill	2,132,219
Other assets	117,957

Total assets	$7,411,835

Liabilities and Stockholders’ Equity
Current liabilities:
Due to publications	$1,298,929
Accounts payable and accrued expenses	1,389,149
Deferred revenue and customer deposits — current portion	324,139
Loans from stockholders — current portion	21,000
Capital lease obligations — current portion	18,161
Convertible note — current portion	339,692

Total current liabilities	3,391,070
Deferred revenues, net of current portion	36,179
Loans from stockholders, net of current portion	21,000
Capital lease obligations, net of current portion	124
Convertible note, net of current portion	413,114

Total liabilities	3,861,487

Stockholders’ equity	3,550,348

Total liabilities and stockholders’ equity	$7,411,835

AdStar, Inc. and Subsidiary
Consolidated Statements of Operations
For the Two Years
Ended December 31, 2004

	2004	2003

ASP, net	$1,687,468	$1,470,260
Licensing and software	2,268,274	1,087,097
Customization and other	977,795	276,168

Net revenues	4,933,537	2,833,525

Cost of revenues, including of amortization of $683,300 and $649,095	2,027,446	1,296,883
Loss on write-down of capitalized software	257,820	883,060

Total cost of revenues	2,285,266	2,179,943

Gross profit	2,648,271	653,582

General and administrative expense	2,053,018	1,343,395
Product maintenance and development costs	1,359,029	1,241,957
Selling and marketing expense	1,290,578	750,128
Restructuring expenses	(37,592)	124,774
Amortization of customer list	88,231	17,315
Abandoned acquisition costs	1,203,140	—

Loss from operations	(3,308,133)	(2,823,987)

Beneficial interest and amortization of financing fees on convertible note	(298,653)	—
Other expense	—	(10,000)
Interest income (expense), net	(36,477)	5,472

Loss before income taxes	(3,643,263)	(2,828,515)

Provision for income taxes	(4,900)	(13,850)

Net loss	$(3,648,163)	$(2,842,365)

Loss per share — basic and diluted	$(0.26)	$(0.31)
Weighted average number of shares — basic and diluted	14,043,221	9,030,764

AdStar, Inc. and Subsidiary
Consolidated Statements of Cash Flows
For the Two Years
Ended December 31, 2004

	2004	2003
Cash flows from operating activities:
Net loss	$(3,648,163)	$(2,842,365)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	797,023	877,947
Beneficial interest and amortization of financing fees on convertible note	298,653	–
Loss on write-down of capitalized software	257,820	883,060
Loss on disposal of equipment and purchased software	12,910	–
Stock based charges	96,325	137,000
Allowance for doubtful accounts	12,000	(15,202)
Changes in assets and liabilities:
Accounts receivable	(256,780)	63,211
Prepaids and other assets	15,269	3,459
Due to publications	214,956	59,298
Accounts payable and accrued expenses	195,722	(39,992)
Deferred revenue and customer deposits	170,545	76,202

Net cash used in operating activities	(1,833,720)	(797,382)

Cash flows from investing activities:
Purchase of Edgil Associates, Inc., net of cash received	29,235	(1,558,388)
Additions to capitalized and purchased software	(498,677)	(634,145)
Purchase of property and equipment	(83,400)	(95,406)
Notes from officers	(6,003)	–
Repayment of officer receivable	7,589	7,179

Net cash used in investing activities	(551,256)	(2,280,760)

Cash flows from financing activities:
Decrease in restricted cash	–	174,918
Net proceeds from issuance of convertible debt	1,346,794	–
Repayment of convertible debt	(45,454)	–
Net proceeds from sale of stock in private placements	–	3,302,566
Proceeds from issuance of notes payable	–	200,000
Repayment of notes payable	–	(200,000)
Net proceeds from issuance of series B Preferred Stock	–	528,683
Proceeds from exercise of options and warrants	167,579	252,861
Cost of conversion of series A Preferred Stock	(30,699)	–
Principal repayments on loans from shareholders	(21,000)	–
Principal repayments on capital leases	(31,715)	(28,787)

Net cash provided by financing activities	1,385,505	4,230,241

Net increase (decrease) in cash and cash equivalents	(999,471)	1,152,099
Cash and cash equivalents at beginning of period	2,092,477	940,378

Cash and cash equivalents at end of period	$1,093,006	$2,092,477

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